Exhibit 3.2

AMENDED AND RESTATED BYLAWS

of

PRIMUS THERAPEUTICS, INC.

(As of November 15, 2010)

ARTICLE I
REFERENCES TO CERTAIN TERMS AND CONSTRUCTION

Section 1.1	Certain References.

Any reference herein made to “law” refers to the law of the State of Delaware, including any applicable provision of Chapter 1 of Title 8 of the Delaware Statutes, or any successor statutes, as from time to time amended (referred to herein as the “Delaware General Corporation Law”). Any reference herein made to the Corporation’s “Certificate” refers to its Certificate of Incorporation and all amendments thereto as at any given time on file with the Delaware Secretary of State or any successor office. Except as otherwise required by law, any reference herein to a “stockholder” refers to a holder of record of shares of the Corporation.

Section 1.2	Seniority.

The law and the Certificate (in that order of precedence) shall in all respects be considered senior and superior to these Bylaws, with any inconsistency to be resolved in favor of the law and such Certificate (in that order of precedence), and with these Bylaws shall be deemed automatically amended from time to time to eliminate any such inconsistency that may then exist.

Section 1.3	Computation of Time.

The time during which any act is required to be done, including the time for the giving of any required notice herein, shall be computed by excluding the first day or hour, as the case may be, and including the last day or hour.

ARTICLE II
OFFICES

Section 2.1	Principal Office.

The Corporation shall maintain a registered office and registered agent of the Corporation in the State of Delaware. The Corporation may change its registered office and registered agent from time to time in accordance with the relevant provisions of the Delaware General Corporation Law. The Corporation may establish and maintain such other offices, either within or without the State of Delaware, as the Board of Directors may from time to time designate.

ARTICLE III
STOCKHOLDERS

Section 3.1	Annual Meetings of Stockholders.

The annual meeting of the stockholders shall be held on such date, and at such time and at such place, either within or without the State of Delaware, as shall be fixed by the Board of Directors and stated in the notice of the meeting. At such meetings the stockholders shall elect members of the Board of Directors by a plurality vote and transact such other business as may properly come before the meeting.

Section 3.2	Special Meetings of Stockholders.

Subject to the rights of the holder of any series of preferred stock of the Corporation, unless otherwise prescribed by law or by the Certificate, special meetings of the stockholders may be called only by the Chairman, the President or Chief Executive Officer of the Corporation, and shall be called by the President, the Chief Executive Officer or the Secretary of the Corporation upon a written request signed by a majority of members of the Board of Directors (whether or not there exists any vacancy in previously authorized directorships at the time any such resolution is presented to the Board of Directors for adoption). Any business to be transacted at a special meeting of stockholders shall be confined to the purposes stated in the notice of the stockholders’ meeting and to such additional matters as the chairman of the meeting may rule to be relevant to such purposes. The Board of Directors shall designate the place for any special meeting of stockholders, and if no designation is made, the meeting shall take place at the principal office of the Corporation.

Section 3.3	Notice of Stockholders Meetings.

(a) Required Notice. Except as otherwise allowed or required by law, written notice stating the place, day and hour of any annual or special meeting of stockholders shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting by or at the direction of the person or persons calling the meeting, to each stockholder entitled to vote at such meeting and to any other stockholder entitled to receive notice of the meeting by law or the Certificate. Except as otherwise provided herein or permitted by law, such notice may be given either personally or by sending a copy thereof through the mail or by overnight courier service, charges prepaid, to each stockholder at his or her address as it appears on the records of the Corporation. If the notice is sent by mail or by overnight courier service, it shall be deemed to have been given to the person entitled thereto when deposited in the United States mail or with an overnight courier service. Without limiting the manner by which notice otherwise may be given effectively to stockholders, notice of meetings may be given to stockholders by means of electronic transmission in accordance with applicable law.

(b) Adjourned Meeting. If any meeting of stockholders is adjourned to a different date, time, or place, notice need not be given of the new date, time, and place, if the new date, time, and place are announced at the meeting at which the adjournment is taken. But if the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, then notice of the adjourned meeting shall be given to each stockholder of record entitled to such notice pursuant to Section 3.03(a) . At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting.

(c) Waiver of Notice. Any stockholder may waive notice of a meeting (or any notice of any other action required to be given by the Delaware General Corporation Law, the Corporation’s Certificate, or these Bylaws), at any time before, during or after the meeting or other action, by a writing signed by the stockholder entitled to the notice. Each such waiver shall be delivered to the Corporation for inclusion in the minutes or filing with the corporate records of the Corporation. Attendance of a stockholder at a meeting shall constitute a waiver of notice of the meeting, except when the stockholder attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Any stockholder so waiving notice of such meeting shall be bound by the proceedings of any such meeting in all respects as if due notice thereof had been given.

(d) Contents of Notice. The notice of each special stockholders meeting shall include a description of the purpose or purposes for which the meeting is called. Except as required by law or the Corporation’s Certificate, the notice of an annual stockholders meeting need not include a description of the purpose or purposes for which the meeting is called.

Section 3.4	Fixing of Record Date.

For the purpose of determining the stockholders entitled to notice of, or to vote at, any meeting of stockholders or any adjournment thereof, or in order to make a determination of stockholders for any other purpose, the Board of Directors may establish a date as the record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors. In the case of determining stockholders entitled to notice of, or to vote at, any meeting of stockholders or any adjournment thereof, such record date shall not be more than sixty (60) days nor less than ten (10) days prior to the date of such meeting. In the case of determining stockholders entitled to consent to corporate action in writing without a meeting (which entitlement shall be limited as set forth in Section 3.13), the record date shall not be more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the Board of Directors. In the case of determining stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the record date shall be not more than sixty (60) days prior to such action. If no record date is so fixed by the Board of Directors, the record date for the determination of stockholders shall be as provided in the Delaware General Corporation Law.

When a determination of stockholders entitled to notice of or to vote at any meeting of stockholders has been made as provided in this Section 3.4, such determination shall apply to any adjournment thereof, unless the Board of Directors fixes a new record date.

Section 3.5	Stockholder List.

The officer who has charge of the stock ledger of the Corporation shall make, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address and the number of shares held by each. The stockholder list shall be available for inspection by any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten (10) days prior to the meeting at a place within the city where the meeting is to be held, which place shall be specified in the meeting notice, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. Except as otherwise provided by law, failure to comply with this Section 3.05 shall not affect the validity of any action taken at the meeting.

Section 3.6	Stockholder Quorum and Voting Requirements.

Unless otherwise provided in the Certificate, these Bylaws or as required by law:

(a) a majority of the shares entitled to vote, either present in person or represented by proxy, shall constitute a quorum at a meeting of stockholders;

(b) in all matters other than the election of directors, the affirmative vote of the majority of shares present in person or represented by proxy at the meeting shall be at the act of the stockholders;

(c) directors shall be elected by a plurality of the votes cast at the meeting; and

(d) where a separate vote by a class or classes is required, a majority of the outstanding shares of such class or classes, either present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to that vote on that matter and the affirmative vote of the majority of shares of such class or classes present in person or represented by proxy at the meeting shall be the act of such class.

Except as provided below, voting shall be by ballot on any question as to which a ballot vote is demanded prior to the time the voting begins by any person entitled to vote on such question; otherwise, a voice vote shall suffice. Unless otherwise provided in the Certificate, all elections of directors shall be by written ballot. No ballot or change of vote shall be accepted after the polls have been declared closed following the ending of the announced time for voting.

If a quorum shall not be present or represented at any meeting of the stockholders, the stockholders entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, in the manner provided in Section 3.3(b), until a quorum shall be present or represented. A quorum, once established, shall not be broken by the subsequent withdrawal of enough votes to leave less than a quorum. At any such adjourned meeting at which there is a quorum, any business may be transacted that might have been transacted at the meeting originally called.

Section 3.7	Proxies.

At all meetings of stockholders, a stockholder may vote in person or by proxy duly executed in writing by the stockholder or the stockholder’s duly authorized attorney-in-fact. Such proxy shall comply with law and shall be filed with the Secretary of the Corporation or other person authorized to tabulate votes before or at the time of the meeting. No proxy shall be valid after three (3) years from the date of its execution unless otherwise provided in the proxy. The burden of proving the validity of any undated, irrevocable, or otherwise contested proxy at a meeting of the stockholders shall rest with the person seeking to exercise the same. A facsimile appearing to have been transmitted by a stockholder or by such stockholder’s duly authorized attorney-in-fact may be accepted as a sufficiently written and executed proxy.

Section 3.8	Voting of Shares.

Unless otherwise provided in the Certificate or the Delaware General Corporation Law, each outstanding share entitled to vote shall be entitled to one (1) vote upon each matter submitted to a vote at a meeting of stockholders.

Section 3.9	Election Inspectors.

The Board of Directors may, in advance of any meeting of the stockholders, appoint an election inspector or inspectors to act at such meeting (and at any adjournment thereof). If an election inspector is not so appointed, the chairman of the meeting may, and upon the request of any person entitled to vote at the meeting will, make such appointment. If any person appointed as an inspector fails to appear or to act, the chairman of the meeting may appoint a substitute. If appointed, an election inspector or inspectors (acting through a majority of them if there be more than one) shall determine the number of shares outstanding, the authenticity, validity and effect of proxies, the credentials of persons purporting to be stockholders or persons named or referred to in proxies, and the number of shares represented at the meeting in person and by proxy; shall receive and count votes, ballots and consents and announce the results thereof; shall hear and determine all challenges and questions pertaining to proxies and voting; and, in general, shall perform such acts as may be proper to conduct elections and voting with complete fairness to all stockholders. No such election inspector need be a stockholder of the Corporation.

Section 3.10	Organization and Conduct of Meetings.

Each meeting of stockholders shall be called to order and thereafter chaired by the Chairman of the Board of Directors if there is one, or, if not, or if the Chairman of the Board is absent or so requests, then by the President, or if both the Chairman of the Board and the President are unavailable, then by such other officer of the Corporation or such stockholder as may be appointed by the Board of Directors. The Corporation’s Secretary or in his or her absence, an Assistant Secretary shall act as secretary of each meeting of the stockholders. If neither the Secretary nor an Assistant Secretary is in attendance, the chairman of the meeting may appoint any person (whether a stockholder or not) to act as secretary for the meeting. After calling a meeting to order, the chairman thereof may require the registration of all stockholders intending to vote in person and the filing of all proxies with the election inspector or inspectors, if one or more have been appointed (or, if not, with the secretary of the meeting). After the announced time for such filing of proxies has ended, no further proxies or changes, substitutions, or revocations of proxies shall be accepted. If directors are to be elected, a tabulation of the proxies so filed will, if any person entitled to vote in such election so requests, be announced at the meeting (or adjournment thereof) prior to the closing of the election polls. Absent a showing of bad faith on his or her part, the chairman of a meeting will, among other things, have absolute authority to fix the period of time allowed for the registration of stockholders and the filing of proxies, to determine the order of business to be conducted at such meeting, and to establish reasonable rules, regulations and procedures for expediting the business of the meeting and preserving the orderly conduct thereof (including any informal, or question and answer portions thereof).

Section 3.11	Informalities and Irregularities.

All informalities or irregularities in any call or notice of a meeting of the stockholders or in the areas of credentials, proxies, quorums, voting, and similar matters, shall be deemed waived if no objection is made at the meeting.

Section 3.12	Advance Notice of Stockholder Nominations and Proposals.

(a) Timely Notice. At a meeting of the stockholders, only such nominations of persons for the election of directors and such other business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, nominations or such other business must be: (i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the board of directors or any committee thereof, (ii) otherwise properly brought before the meeting by or at the direction of the board of directors or any committee thereof, or (iii) otherwise properly brought before an annual meeting by a stockholder who is a stockholder of record of the Corporation at the time such notice of meeting is delivered, who is entitled to vote at the meeting and who complies with the notice procedures set forth in this Section 3.12. In addition, any proposal of business (other than the nomination of persons for election to the board of directors) must be a proper matter for stockholder action. For business (including, but not limited to, director nominations) to be properly brought before an annual meeting by a stockholder, the stockholder or stockholders of record intending to propose the business (the "Proposing Stockholder") must have given timely notice thereof pursuant to this Section 3.12 (a) or Section 3.12(c) below, as applicable, in writing to the Secretary of the Corporation even if such matter is already the subject of any notice to the stockholders or disclosure (“Public Disclosure”) made, either in a press release or in a document filed with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (collectively, the “Exchange Act”), from the board of directors. To be timely, a Proposing Stockholder's notice must be delivered to or mailed and received at the principal executive offices of the Corporation: (x) not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day in advance of the anniversary of the previous year's annual meeting if such meeting is to be held on a day which is within 30 days preceding the anniversary of the previous year's annual meeting or 120 days in advance of the anniversary of the previous year's annual meeting if such meeting is to be held on or after the anniversary of the previous year's annual meeting; and (y) with respect to any other meeting of stockholders, the close of business on the tenth (10th) day following the date of Public Disclosure of the date of such meeting. In no event shall the Public Disclosure of an adjournment or postponement of an annual meeting commence a new notice time period (or extend any notice time period).

(b) Stockholder Nominations. For the nomination of any person or persons for election to the board of directors, a Proposing Stockholder's notice to the Secretary of the Corporation shall set forth (i) the name, age, business address and residence address of each nominee proposed in such notice, (ii) the principal occupation or employment of each such nominee, (iii) the number of shares of capital stock of the Corporation which are owned of record and beneficially by each such nominee (if any), (iv) such other information concerning each such nominee as would be required to be disclosed in a proxy statement soliciting proxies for the election of such nominee as a director in an election contest (even if an election contest is not involved), or that is otherwise required to be disclosed, under the rules of the Securities and Exchange Commission, (v) the consent of the nominee to being named in the proxy statement as a nominee and to serving as a director if elected, and (vi) as to the Proposing Stockholder: (A) the name and address of the Proposing Stockholder as they appear on the Corporation's books and of the beneficial owner, if any, on whose behalf the nomination is being made, (B) the class and number of shares of the Corporation which are owned by the Proposing Stockholder (beneficially and of record) and owned by the beneficial owner, if any, on whose behalf the nomination is being made, as of the date of the Proposing Stockholder's notice, and a representation that the Proposing Stockholder will notify the Corporation in writing of the class and number of such shares owned of record and beneficially as of the record date for the meeting promptly following the later of the record date or the date notice of the record date is first publicly disclosed, (C) a description of any agreement, arrangement or understanding with respect to such nomination between or among the Proposing Stockholder and any of its affiliates or associates, and any others (including their names) acting in concert with any of the foregoing, and a representation that the Proposing Stockholder will notify the Corporation in writing of any such agreement, arrangement or understanding in effect as of the record date for the meeting promptly following the later of the record date or the date notice of the record date is first publicly disclosed, (D) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the Proposing Stockholder's notice by, or on behalf of, the Proposing Stockholder or any of its affiliates or associates, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of the Proposing Stockholder or any of its affiliates or associates with respect to shares of stock of the Corporation, and a representation that the Proposing Stockholder will notify the Corporation in writing of any such agreement, arrangement or understanding in effect as of the record date for the meeting promptly following the later of the record date or the date notice of the record date is first publicly disclosed, (E) a representation that the Proposing Stockholder is a holder of record of shares of the Corporation entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, and (F) a representation whether the Proposing Stockholder intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation's outstanding capital stock required to approve the nomination and/or otherwise to solicit proxies from stockholders in support of the nomination. The Corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as an independent director of the Corporation or that could be material to a reasonable stockholder's understanding of the independence, or lack thereof, of such nominee.

(c) Other Stockholder Proposals. For all business other than director nominations, a Proposing Stockholder's notice to the Secretary of the Corporation shall set forth as to each matter the Proposing Stockholder proposes to bring before the annual meeting: (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) any other information relating to such stockholder and beneficial owner, if any, on whose behalf the proposal is being made, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the proposal and pursuant to and in accordance with Section 14(a) of the Exchange Act and (iii) the information required by Section 3.12(b)(vi) above. The foregoing notice requirements of this Section 3.12(c) shall be deemed satisfied by a stockholder with respect to business other than a nomination if the stockholder has notified the Corporation of his, her or its intention to present a proposal at an annual meeting in compliance with the applicable rules and regulations promulgated under the Exchange Act and such stockholder's proposal has been included in a proxy statement that has been prepared by the Corporation to solicit proxies for such annual meeting.

(d) Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation's notice of meeting. Nominations of persons for election to the board of directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation's notice of meeting (x) by or at the direction of the board of directors or any committee thereof or (y) provided that the board of directors has determined that directors shall be elected at such meeting by any stockholder of the Corporation who is a stockholder of record at the time the notice provided for in this Section 3.12 is delivered to the Secretary of the Corporation, who is entitled to vote at the meeting and upon such election and who complies with the notice procedures set forth in this Section 3.12. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the board of directors, any such stockholder entitled to vote in such election of directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting, if the stockholder's notice required by this Section 3.12 shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the 90th day prior to such special meeting and not earlier than the close of business on the later of the 120th day prior to such special meeting or the tenth (10th) day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the board of directors to be elected at such meeting. In no event shall the Public Disclosure of an adjournment or postponement of a special meeting commence a new time period (or extend any notice time period).

(e) Effect of Noncompliance. Notwithstanding anything in these Bylaws to the contrary: (i) no business shall be conducted at any annual meeting except in accordance with the procedures set forth in this Section 3.12, and (ii) unless otherwise required by law, if a Proposing Stockholder intending to propose business at an annual meeting pursuant to this Section 3.12 does not provide the information required under this Section 3.12 to the Corporation promptly following the later of the record date or the date notice of the record date is first publicly disclosed, or the Proposing Stockholder (or a qualified representative of the Proposing Stockholder) does not appear at the meeting to present the proposed business, such business shall not be transacted, notwithstanding that proxies in respect of such business may have been received by the Corporation. The requirements of this Section 3.12 shall apply to any business to be brought before an annual meeting by a stockholder whether such business is to be included in the Corporation's proxy statement pursuant to Rule 14a-8 of the Exchange Act or presented to stockholders by means of an independently financed proxy solicitation. The requirements of the Section 3.12 are included to provide the Corporation notice of a stockholder's intention to bring business before an annual meeting and shall in no event be construed as imposing upon any stockholder the requirement to seek approval from the Corporation as a condition precedent to bringing any such business before an annual meeting.

ARTICLE IV
BOARD OF DIRECTORS

Section 4.1	General Powers.

The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

Section 4.2	Number, Tenure, and Qualification of Directors.

The Board of Directors shall consist of one or more members, the number thereof to be determined from time to time by resolution of the Board of Directors. Each director shall hold office until a successor is duly elected and qualified or until the director's earlier death, resignation, disqualification or removal. Directors do not need to be residents of the State of Delaware or stockholders of the Corporation.

Section 4.3	Regular Meetings of the Board of Directors.

Regular meetings of the Board of Directors may be held without notice at such times and at such places as may be determined from time to time by the Board of Directors or its chairman.

Section 4.4	Special Meetings of the Board of Directors.

Special meetings of the Board of Directors may be held whenever and wherever called by the Chairman, the President, the Chief Executive Officer, or the number of directors that would be required to constitute a quorum.

Section 4.5	Notice of, and Waiver of Notice for, Directors Meetings.

No notice need be given of regular meetings of the Board of Directors. Notice of the time and place (but not necessarily the purpose or all of the purposes) of any special meeting shall be given to each director in person or by telephone, or electronic mail or facsimile transmission. Notice to any director of any such special meeting shall be deemed given sufficiently in advance when (i), if given by mail, the same is deposited in the United States mail at least four (4) days before the meeting date, with postage thereon prepaid, (ii), if given by facsimile transmission, the same is transmitted at least 24 hours prior to the convening of the meeting, or (iii), if personally delivered (including by overnight courier) or given by telephone or electronic mail, the same is handed, or the substance thereof is communicated telephonically or electronically to the director or to an adult member of his or her office staff or household, at least 24 hours prior to the convening of the meeting. Any director may waive notice of any meeting and any adjournment thereof at any time before, during, or after it is held, as provided by law. Except as provided in the next sentence below, the waiver must be in writing, signed by the director entitled to the notice, and filed with the minutes or corporate records. The attendance of a director at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

Section 4.6	Director Quorum.

A majority of the total number of directors then in office shall constitute a quorum for the transaction of business at any meeting of the Board of Directors, unless the Certificate requires a greater number.

Section 4.7	Directors, Manner of Acting.

(a) The affirmative vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors unless the Certificate or these Bylaws require a greater percentage and except as otherwise required by law.

(b) Any or all directors may participate in a regular or special meeting by, or conduct the meeting through the use of, conference telephone or similar communications equipment by means of which all persons participating in the meeting may hear each other, in which case any required notice of such meeting may generally describe the arrangements (rather than or in addition to the place) for the holding thereof. A director participating in a meeting by this means is deemed to be present in person at the meeting.

(c) A director who is present at a meeting of the Board of Directors or a committee of the Board of Directors when corporate action is taken is deemed to have assented to the action taken unless: (i) the director objects at the beginning of the meeting (or promptly upon his or her arrival) to holding it or transacting business at the meeting; (ii) his or her dissent or abstention from the action taken is entered in the minutes of the meeting; or (iii) he or she delivers written notice of his or her dissent or abstention to the presiding officer of the meeting before its adjournment or to the Corporation before 5:00 p.m. on the next business day after the meeting. The right of dissent or abstention is not available to a director who votes in favor of the action taken.

Section 4.8	Director Action Without a Meeting.

Any action required or permitted to be taken by the Board of Directors at a meeting may be taken without a meeting if the action is taken by unanimous written consent of the Board of Directors as evidenced by one (1) or more written or electronic consents describing the action taken, signed, either manually or electronically, by each director and filed with the minutes or proceedings of the Board of Directors.

Section 4.9	Board of Director Vacancies.

Unless the Certificate provides otherwise and except as otherwise provided by law, any vacancy or newly created directorship may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

Section 4.10	Director Compensation.

Unless otherwise provided in the Certificate, by resolution of the Board of Directors, each director may be paid his or her expenses, if any, of attendance at each meeting of the Board of Directors or any committee thereof, and may be paid a stated salary as director or a fixed sum for attendance at each meeting of the Board of Directors or any committee thereof, or both. No such payment shall preclude any director from serving the Corporation in any capacity and receiving compensation therefor.

Section 4.11	Director Committees.

(a) Creation of Committees. The Board of Directors may create one (1) or more committees and appoint members of the Board of Directors to serve on them. Each committee shall have one (1) or more members, who shall serve at the pleasure of the Board of Directors.

(b) Selection of Members. The creation of a committee and appointment of members to it shall be approved by a majority of the directors in office when the action is taken. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of any member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or she or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.

(c) Required Procedures. Sections 4.03 through 4.08 of this Article IV, which govern meetings, action without meetings, notice and waiver of notice, and quorum and voting requirements of the Board of Directors, apply to committees and their members.

(d) Authority. Unless limited by the Certificate and except to the extent limited by law, each committee may exercise those aspects of the authority of the Board of Directors which the Board of Directors confers upon such committee in the resolution creating the committee.

Section 4.12	Director Resignations.

Any director or committee member may resign from his or her office at any time by written notice delivered to the Corporation as required by law. Any such resignation shall be effective upon its receipt unless some later time is therein fixed, and then from that time. The acceptance of a resignation shall not be required to make it effective.

Section 4.13	Interested Directors.

No contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association, or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee thereof which authorizes the contract or transaction, or solely because such director’s vote is counted for such purpose if (i) the material facts as to such director’s relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or (ii) the material facts as to such director’s relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (iii) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified, by the Board of Directors, a committee thereof or the stockholders. Interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee that authorizes the contract or transaction.

ARTICLE V
OFFICERS

Section 5.1	Executive Officers; Election; Qualifications; Term Of Office; Resignation; Removal; Vacancies.

The Board of Directors shall elect a President and Secretary, and it may, if it so determines, choose a Chairman of the Board and a Vice Chairman of the Board from among its members. The Board of Directors may also elect one or more executive officers, Vice Presidents, one or more Assistant Secretaries, a Treasurer and one or more Assistant Treasurers. Each such officer shall hold office until the first meeting of the Board of Directors after the annual meeting of stockholders next succeeding his or her election, and until his or her successor is elected and qualified or until his or her earlier resignation or removal. Any officer may resign at any time upon written notice to the Corporation. The Board of Directors may remove any officer with or without cause at any time, but such removal shall be without prejudice to the contractual rights of such officer, if any, with the Corporation. Any person may hold any number of offices. If any vacancy occurs in any office of the Corporation due to death, resignation, removal or otherwise, the Board of Directors may appoint a substitute to fill the remaining term of such office.

Section 5.2	Powers And Duties Of Executive Officers.

The officers of the Corporation shall have such powers and duties in the management of the Corporation as may be prescribed by the Board of Directors and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board of Directors. The Board of Directors may require any officer, agent or employee to give security for the faithful performance of his or her duties.

ARTICLE VI
CERTIFICATES FOR SHARES AND THEIR TRANSFER

Section 6.1	Certificates for Shares.

(a) Content. Certificates representing shares of the Corporation shall, at a minimum, state on their face the name of the issuing corporation and that it is formed under the laws of the State of Delaware, the name of the person to whom issued, and the number and class of shares and the designation of the series, if any, the certificate represents. Such certificates shall be signed (either manually or by facsimile to the extent allowable by law) by any of the Chairman of the Board (if any), the President, or any Vice-President and by the Secretary or any assistant secretary or the Treasurer or any assistant treasurer of the Corporation, and may be sealed with a corporate seal or a facsimile thereof. Each certificate for shares shall be consecutively numbered or otherwise identified and shall exhibit such information as may be required by law. If a supply of unissued certificates bearing the facsimile signature of a person remains when that person ceases to hold the office of the Corporation indicated on such certificates or ceases to be the transfer agent or registrar of the Corporation, they may still be issued by the Corporation and countersigned, registered, issued, and delivered by the Corporation’s transfer agent and/or registrar thereafter, as though such person had continued to hold the office indicated on such certificate.

(b) Legend as to Class or Series. If the Corporation is authorized to issue different classes of shares or different series within a class, the powers, designations, preferences, and relative, participating, optional, or other special rights applicable to each class or series and the qualifications, limitations, or restrictions of such preference and/or rights shall be set forth in full or summarized on the front or back of each certificate as required by law. Alternatively, each certificate may state on its front or back that the Corporation shall furnish a stockholder this information on request and without charge.

(c) Stockholder List. The name and address of the person to whom shares are issued, with the number of shares and date of issue, shall be entered on the stock transfer books of the Corporation.

(d) Lost, Stolen or Destroyed Certificates. In the event of the loss, theft, or destruction of any certificate representing shares of the Corporation or of any predecessor corporation, the Corporation may issue (or, in the case of any such shares as to which a transfer agent and/or registrar have been appointed, may direct such transfer agent and/or registrar to countersign, register, and issue) a new certificate, and cause the same to be delivered to the registered owner of the shares represented thereby; provided that such owner shall have submitted such evidence showing the circumstances of the alleged loss, theft, or destruction, and his, her, or its ownership of the certificate, as the Corporation considers satisfactory, together with any other facts that the Corporation considers pertinent; and further provided that, if so required by the Corporation, the owner shall provide a bond or other indemnity in form and amount satisfactory to the Corporation (and to its transfer agent and/or registrar, if applicable).

Section 6.2	Registration of the Transfer of Shares.

Registration of the transfer of shares of the Corporation shall be made only on the stock transfer books of the Corporation. In order to register a transfer, the record owner shall surrender the shares to the Corporation for cancellation, properly endorsed by the appropriate person or persons with reasonable assurances that the endorsements are genuine and effective. Unless the Corporation has established a procedure by which a beneficial owner of shares held by a nominee is to be recognized by the Corporation as the owner, the Corporation shall be entitled to treat the registered owner of any share of the capital stock of the Corporation as the absolute owner thereof and, accordingly, shall not be bound to recognize any beneficial, equitable, or other claim to, or interest in, such share on the part of any other person, whether or not it has notice thereof, except as may expressly be provided by applicable law, including as may be contemplated by Title 6, Subtitle I, Article 8 of the Delaware code (or any comparable successor statutes), as in effect from time to time.

Section 6.3	Shares Without Certificates.

The Board of Directors may from time to time authorize the issuance of uncertificated shares by the Corporation and may prescribe procedures for the issuance and registration of transfer thereof and with respect to such other matters as the Board of Directors shall deem necessary or appropriate.

ARTICLE VII
DISTRIBUTIONS

Section 7.1	Distributions.

Subject to such restrictions or requirements as may be imposed by law or the Corporation’s Certificate or as may otherwise be binding upon the Corporation, the Board of Directors may from time to time declare, and the Corporation may pay or make, dividends or other distributions to its stockholders.

ARTICLE VIII
CORPORATE SEAL

Section 8.1	Corporate Seal.

The seal of the Corporation shall be in such form as shall be approved by the Board of Directors. The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise, as may be prescribed by law or custom or by the Board of Directors.

ARTICLE IX
FISCAL YEAR

Section 9.1	Fiscal Year.

The fiscal year of the Corporation shall be determined by resolution of the Board of Directors.

ARTICLE X
AMENDMENTS

Section 10.1	Amendments.

The Corporation’s Board of Directors may amend, alter, change or repeal these Bylaws unless the Certificate or the Delaware General Corporation Law reserves any particular exercise of this power exclusively to the stockholders in whole or part. The stockholders may amend, alter, change or repeal these Bylaws even though these Bylaws may also be amended or repealed by its Board of Directors.

Adopted by the Board of Directors on November 15, 2010.